EXHIBIT 10.5

LOAN AGREEMENT

This LOAN AGREEMENT (this "Agreement") entered into as of November 5, 2007, between PREMIER ONCOLOGY MANAGEMENT OF NASSAU, LLC, a New York limited liability company, with its chief executive office located at 1 Lethbridge Plaza, Route 17 North, Suite 20, Mahwah, New Jersey 07430 (the "Borrower") and Manufacturers and Traders Trust Company, a New York banking corporation, with an address of One M&T Plaza (Attn: Office of General Counsel), Buffalo, New York 14203 (the "Bank").

FOR VALUE RECEIVED, and in consideration of the granting by the Bank of financial accommodations to or for the benefit of the Borrower, including without limitation respecting the Obligations (as hereinafter defined), the Borrower represents and agrees with the Bank, as of the date hereof and as of the date of each loan, credit and/or other financial accommodation, as follows:

1. THE LOAN

1.1 Loan(s). Bank agrees, from time to time, in its sole discretion, to make loans (collectively, the "Loans") to or for the account of Borrower, upon Borrower's request therefor, in such amounts as shall be mutually agreed upon, subject to the terms and conditions set forth herein. Loans shall be evidenced by one or more notes issued by the Borrower in favor of the Bank (collectively, and each a "Note"). This Agreement, each Note and any and all other documents, amendments or renewals executed and delivered in connection with any of the foregoing are collectively hereinafter referred to as the "Loan Documents".

1.2 Revolving Loans. Bank agrees, in its sole discretion, to make revolving loans (the "Revolving Loans") to or for the account of Borrower, upon Borrower's request therefor, in amounts up to $500,000, provided there is no continuing uncured Event of Default (as hereinafter defined) and subject to the terms and conditions set forth herein, but in no event in excess of the Borrowing Base, as such term is hereinafter defined and as calculated in a borrowing base certificate in the form of Exhibit A, attached hereto, and delivered to the Bank prior to each advance under the Revolving Loan or as otherwise required by the Bank. Notwithstanding the foregoing, or any other provisions of this Agreement to the contrary, Borrower shall have the right to borrow up to $500,000 hereunder during the 12 month period commencing on the date hereof without regard or being subject to the Borrowing Base limitation set forth above or elsewhere in this Agreement, provided that there is no continuing uncured Event of Default hereunder.

1.3 Revolving Loan Account. An account shall be opened on the books of Bank in which account a record will be kept of all Loans and Revolving Loans, and all payments thereon and other appropriate debits and credits as provided by this Agreement.

1.4 Interest. Interest respecting the Revolving Loans will be charged to Borrower on the principal amount from time to time outstanding at the interest rate specified in the Revolving Note in accordance with the terms of the Revolving Note. If not specified in the Revolving Note, interest will be charged at the highest rate per annum allowable under applicable law based on a 360-day year and the actual number of days elapsed.

1.5 Demand. All loans and advances made respecting the Revolving Loans shall be payable to Bank on DEMAND, notwithstanding the inclusion of events of default in this Agreement or in any other Loan Document and whether or not any event of default has occurred under this Agreement or any of the Loan Documents.

1.6 Overadvances. Any Revolving Loans that may be made, at the Bank’s sole discretion, in excess of the Revolving Loan Amount shall not limit the obligations of Borrower or any of the Bank’s rights or remedies hereunder or under the Loan Documents or otherwise; all such Revolving Loans shall be due and payable to the Bank in accordance with the terms of the Revolving Note, and shall bear interest at the rate set forth in the Revolving Note. All checks or other items paid by Bank which cause an overdraft in any deposit account maintained by Borrower with Bank shall, at the option of the Bank, constitute an advance to Borrower pursuant to this Agreement respecting the Revolving Loans, repayable on demand.

1.7 Authorized Persons; Advances. Any person duly authorized in writing by the Borrower, or in the absence of such a writing, the manager or managing member of the Borrower, or any person otherwise authorized in this paragraph, may request discretionary loans hereunder, either orally or otherwise, but the Bank at its option may require that all requests for loans hereunder shall be in writing. The Bank shall incur no liability to Borrower in acting upon any request referred to herein which the Bank believes in good faith to have been made by an authorized person or persons. Each Loan hereunder may be credited by Bank to any deposit account of Borrower with Bank or with any other bank with which Borrower maintains a deposit account, or may be paid to Borrower (or as Borrower instructs) or may be applied to any Obligations, as Bank may in each instance elect. The following persons currently are authorized to request advances and authorize payments respecting Revolving Loans until the Bank receives from Borrower, at the Bank’s address, written notice of revocation of their authority: Ron Lipstein and David Greenblatt, M.D.

1.8 Definitions. The following definitions shall apply:

(a)
"Accounts Receivable" shall mean all Borrower’s accounts, accounts and fees receivable, instruments, documents, chattel paper, payment intangibles and all other debts, obligations and liabilities in whatever form owing to Borrower from any Person (as hereinafter defined) for goods sold by it or for services rendered by it, or however otherwise established or created, all supporting obligations with respect thereto, all right, title and interest of Borrower in the goods or services which gave rise thereto, including rights to reclamation and stoppage in transit and all rights of any unpaid seller of goods or services; whether any of the foregoing be now existing or hereafter arising, now or hereafter received by or owing or belonging to Borrower.

(b)
"Bank Affiliate" shall mean any banking or lending affiliates of the Bank, any party acting as a participant lender in the credit arrangements contemplated herein, or any third party acting on the Bank's behalf.

(c)
"Borrowing Base" shall mean an amount not to exceed the following as shown on Bank’s records at any time and as reported by Borrower at the time of each Loan request and at least monthly in a Borrowing Base Certificate as required by this Agreement:

(i) 75% of the unpaid face amount of all Eligible Accounts (as hereinafter defined) not more than 120 days from the date of invoice for which invoices have been issued and are payable.

(d)	"Code" shall mean the New York Uniform Commercial Code as amended from time to time.

(e)	"Eligible Account" shall mean an Account Receivable from Premier Oncology of Nassau, P.C., or an Account Receivable, which initially and at all times until collected in full:

(i) is not owed by an account debtor where 50% of such account debtor's accounts with the Borrower are more than 90 days past the date of invoice;

(ii) arose in the ordinary course of business from the domestic performance of services or the outright sale of goods; such services have been performed or such goods have been shipped to the account debtor; and in the case of goods, Borrower has possession of or has delivered to Bank shipping and delivery receipts evidencing shipment;

(iii) is not owed by an account debtor who is a supplier, employee or parent, subsidiary or other affiliate of Borrower;

(iv) is not evidenced by a promissory note or other instrument, is subject to a first priority perfected security interest in favor of Bank, is not subject to any other lien or other encumbrance and has not been sold or factored;

(v) is not owed by an account debtor whose principal place of business is located outside of the United States of America; provided, however, that such account may constitute an Eligible Account if it is payable in US Dollars and (i) if foreign credit insurance (satisfactory to Bank in all respects) is obtained for such account listing the Bank as an additional insured, or (ii) if it is supported by letter(s) of credit, in form and substance satisfactory to the Bank, issued to Borrower by financial institution(s) acceptable to Bank, assigned by Borrower to the Bank and the original of which has been delivered to the Bank;

(vi) is a non-contingent obligation that is not subject to set-off, credit, defense, warranty claim, allowance or adjustment by the account debtor except normal discount allowed in the ordinary course for prompt payment, and such account debtor has not complained as to its liability thereon nor returned any of the subject goods;

(vii)did not arise out of any sale with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms making the payment by the account debtor conditional;

(viii) did not arise out of any sale made on an advanced billing, bill and hold, dating or delayed shipment basis;

(ix) did not arise out of any sale respecting which the Borrower's obligations have been bonded or to the extent such sale is subject to any retainage requirement;

(x) is owed by an account debtor as to which Borrower has received no notice and has no knowledge of bankruptcy, insolvency or other facts which make collection doubtful, and has not been turned over to a collection agency or attorney;

(xi) respecting which the account debtor is not located in any state denying creditors access to its courts in the absence of such creditor’s qualification to conduct business as a foreign corporation in such state or complying with other filing or reporting requirements, unless Borrower has made all legally required filings and reports, obtained any necessary authorizations or certificates to do business, and paid any applicable taxes and/or fees to the applicable state agency in such state;

(xii) if owed by the United States of America, has upon Bank’s request therefor, been properly assigned to the Bank pursuant to the Federal Assignment of Claims Act, and is not subject to any right of offset or other claims; and

(xiii) has not been designated by Bank in its reasonable discretion as unacceptable for any reason by notice to Borrower setting forth the reason for such designation.

(f)
"Obligation(s)" shall mean, without limitation, all loans, advances, indebtedness, notes, liabilities, rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, forward transactions, currency swap transactions, cross-currency rate swap transactions, currency options and amounts, liquidated or unliquidated, owing by the Borrower to the Bank at any time, of each and every kind, nature and description, whether arising under this Agreement or otherwise, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by the Borrower to the Bank; or are due indirectly by the Borrower to the Bank as endorser, guarantor or other surety, or as borrower of obligations due third persons which have been endorsed or assigned to the Bank, or otherwise), absolute or contingent, due or to become due, now existing or hereafter arising or contracted, including, without limitation, payment when due of all amounts outstanding respecting any of the Loan Documents. Said term shall also include all interest and other charges chargeable to the Borrower or due from the Borrower to the Bank from time to time and all costs and expenses referred to in this Agreement.

(g)	"Person" or "party" shall mean individuals, partnerships, corporations, limited liability companies and all other entities.

All words and terms used in this Agreement other than those specifically defined herein shall have the meanings accorded to them in the Code.

2. REPRESENTATIONS AND WARRANTIES

2.1 Organization and Qualification. Borrower is a duly organized and validly existing limited liability company under the laws of the State of its formation, with the exact legal name set forth in the first paragraph of this Agreement. Borrower is in good standing under the laws of said State, has the power to own its property and conduct its business as now conducted and as currently proposed to be conducted, and is duly qualified to do business under the laws of each state where the nature of the business done or property owned requires such qualification.

2.2 Related Parties. Borrower has no interest in any entities other than as previously specifically consented to in writing by the Bank, if any, and the Borrower has never consolidated, merged or acquired substantially all of the assets of any other entity or person other than as previously specifically consented to in writing by the Bank, if any.

2.3 Limited Liability Company Records. Borrower's certificate of organization, articles of organization or other charter document and all amendments thereto have been duly filed and are in proper order. All members of the Borrower are properly reflected on all books and records of the Borrower, including but not limited to its operating agreement, minute books, bylaws and books of account, all of which are accurate and up to date and will be so maintained.

2.4 Title to Properties; Absence of Liens. Borrower has good and clear record and marketable title to all of its properties and assets, and all of its properties and assets are free and clear of all mortgages, liens, pledges, charges, encumbrances and setoffs, except those mortgages, deeds of trust, leases of personal property and security interests previously specifically consented to in writing by the Bank.

2.5 Places of Business. Borrower's chief executive office is correctly stated in the preamble to this Agreement, and Borrower shall, during the term of this Agreement, keep the Bank currently and accurately informed in writing of each of its other places of business, and shall not change the location of such chief executive office or open or close, move or change any existing or new place of business without giving the Bank at least thirty (30) days prior written notice thereof.

2.6 Valid Obligations. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action and each represents a legal, valid and binding obligation of Borrower and is fully enforceable according to its terms, except as limited by equity or laws relating to the enforcement of creditors' rights.

2.7 Conflicts. There is no provision in Borrower's organizational or charter documents, if any, or in any indenture, contract or agreement to which Borrower is a party which prohibits, limits or restricts the execution, delivery or performance of the Loan Documents.

2.8 Governmental Approvals. The execution, delivery and performance of the Loan Documents does not require any approval of or filing with any governmental agency or authority.

2.9 Litigation, etc. There are no actions, claims or proceedings pending or to the knowledge of Borrower threatened against Borrower which might materially adversely affect the ability of Borrower to conduct its business or to pay or perform the Obligations.

2.10 Taxes. The Borrower has filed all Federal, state and other tax returns required to be filed (except for such returns for which current and valid extensions have been filed), and all taxes, assessments and other governmental charges due from the Borrower have been fully paid. The Borrower has established on its books reserves adequate for the payment of all Federal, state and other tax liabilities (if any).

2.11 Use of Proceeds. No portion of any loan is to be used for (i) the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224 or (ii) primarily personal, family or household purposes.

2.12 Environmental. As of the date hereof neither the Borrower nor any of Borrower's agents, employees or independent contractors (1) have caused or are aware of a release or threat of release of Hazardous Materials (as defined herein) on any of the premises or personal property owned or controlled by Borrower ("Controlled Property") or any property abutting Controlled Property ("Abutting Property"), which could give rise to liability under any Environmental Law (as defined herein) or any other Federal, state or local law, rule or regulation; (2) have arranged for the transport of or transported any Hazardous Materials in a manner as to violate, or result in potential liabilities under, any Environmental Law; (3) have received any notice, order or demand from the Environmental Protection Agency or any other Federal, state or local agency under any Environmental Law; (4) have incurred any liability under any Environmental Law in connection with the mismanagement, improper disposal or release of Hazardous Materials; or (5) are aware of any inspection or investigation of any Controlled Property or Abutting Property by any Federal, state or local agency for possible violations of any Environmental Law.

To the best of Borrower's knowledge, neither Borrower, nor any prior owner or tenant of any Controlled Property, committed or omitted any act which caused the release of Hazardous Materials on such Controlled Property which could give rise to a lien thereon by any Federal, state or local government. No notice or statement of claim or lien affecting any Controlled Property has been recorded or filed in any public records by any Federal, state or local government for costs, penalties, fines or other charges as to such property. All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the ownership, operation, or use of the Controlled Property, including without limitation, the past or present generation, treatment, storage, disposal or release of any Hazardous Materials into the environment, have been duly obtained or filed.

Borrower agrees to indemnify and hold the Bank and any Bank Affiliate harmless from all liability, loss, cost, damage and expense, including attorney fees and costs of litigation, arising from any and all of its violations of any Environmental Law (including those arising from any lien by any Federal, state or local government arising from the presence of Hazardous Materials) or from the presence of Hazardous Materials located on or emanating from any Controlled Property or Abutting Property whether existing or not existing and whether known or unknown at the time of the execution hereof and regardless of whether or not caused by, or within the control of Borrower. Borrower further agrees to reimburse Bank upon demand for any costs incurred by Bank in connection with the foregoing. Borrower agrees that its obligations hereunder shall be continuous and shall survive the repayment of all debts to Bank and shall continue so long as a valid claim may be lawfully asserted against the Bank.

The term "Hazardous Materials" includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives.

The term "Environmental Law" means any present and future Federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Materials, relating to liability for or costs of remediation or prevention of releases of Hazardous Materials or relating to liability for or costs of other actual or threatened danger to human health or the environment. The term "Environmental Law" includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; the River and Harbors Appropriation Act; and the New York Environmental Conservation Law, Chapter 43-B of the New York Consolidated Laws.

3. AFFIRMATIVE COVENANTS

3.1 Payments and Performance. Borrower will duly and punctually pay all Obligations becoming due to the Bank and will duly and punctually perform all Obligations on its part to be done or performed under this Agreement.

3.2 Books and Records; Inspection. Borrower will at all times keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with generally accepted accounting principles, consistently applied and which are, in the opinion of a Certified Public Accountant acceptable to Bank, adequate to determine fairly the financial condition and the results of operations of Borrower. Borrower will at all reasonable times make its books and records available in its offices for inspection, examination and duplication by the Bank and the Bank’s representatives and will permit inspection of all of its properties by the Bank and the Bank’s representatives. Borrower will from time to time furnish the Bank with such information and statements as the Bank may request in its sole discretion with respect to the Obligations.

3.3 Financial Statements. Borrower will furnish to Bank:

(a)
as soon as available to Borrower, but in any event within 60 days after the close of each quarterly period of its fiscal year, a full and complete signed copy of financial statements, which shall include a balance sheet of the Borrower, as at the end of such quarter, and statement of profit and loss of the Borrower reflecting the results of its operations during such quarter and shall be prepared by the Borrower and certified by Borrower's chief financial officer as to correctness in accordance with generally accepted accounting principles, consistently applied, subject to year-end adjustments;

(b)
as soon as available to Borrower, but in any event within 150 days after the close of each fiscal year, a full and complete signed copy of financial statements, which shall include a balance sheet of the Borrower, as at the end of such year, and statement of profit and loss of the Borrower reflecting the results of its operations during such year and shall be prepared by the Borrower and certified by Borrower's chief financial officer as to correctness in accordance with generally accepted accounting principles, consistently applied;

(c)
Borrower's filed Federal and state tax returns, including all schedules thereto, for the prior year within 150 days after the date that Borrower's tax returns are actually filed each such year or by such other date approved by the Bank;

(d)	from time to time, such financial data and information about Borrower as Bank may reasonably request; and

(e)	any financial data and information about any guarantors of the Obligations as Bank may reasonably request.

3.4 Conduct of Business. The Borrower will maintain its existence in good standing and comply with all laws and regulations of the United States and of any state or states thereof and of any political subdivision thereof, and of any governmental authority which may be applicable to it or to its business; provided that this covenant shall not apply to any tax, assessment or charge which is being contested in good faith and with respect to which reserves have been established and are being maintained.

3.5 Contact with Accountant. The Borrower hereby authorizes the Bank to directly contact and communicate with any accountant employed by Borrower in connection with the review and/or maintenance of Borrower's books and records or preparation of any financial reports delivered by or at the request of Borrower to Bank.

3.6 Operating and Deposit Accounts. The Borrower shall maintain with the Bank its primary operating and deposit accounts. At the option of the Bank, all loan payments and fees will automatically be debited from the Borrower’s primary operating account and all advances will automatically be credited to the Borrower’s primary operating account.

3.7 Taxes. Borrower will promptly pay all real and personal property taxes, assessments and charges and all franchise, income, unemployment, retirement benefits, withholding, sales and other taxes assessed against it or payable by it before delinquent; provided that this covenant shall not apply to any tax assessment or charge which is being contested in good faith and with respect to which reserves have been established and are being maintained.

3.8 Maintenance. Borrower will keep and maintain its properties, if any, in good repair, working order and condition. Borrower will immediately notify the Bank of any loss or damage to or any occurrence which would adversely affect the value of any such property.

3.9 Insurance. Borrower will maintain in force property and casualty insurance on any property of the Borrower, if any, against risks customarily insured against by companies engaged in businesses similar to that of the Borrower containing such terms and written by such companies as may be satisfactory to the Bank, such insurance to be payable to the Bank as its interest may appear in the event of loss and to name the Bank as insured pursuant to a standard loss payee clause; no loss shall be adjusted thereunder without the Bank’s approval; and all such policies shall provide that they may not be canceled without first giving at least Thirty (30) days written notice of cancellation to the Bank. Borrower will also maintain liability insurance containing such terms and written by such companies as may be satisfactory to the Bank, with the Bank to be named as an additional insured under such policies. In the event that the Borrower fails to provide evidence of such insurance, the Bank may, at its option, secure such insurance and charge the cost thereof to the Borrower. At the option of the Bank, all insurance proceeds received from any loss or damage to any property shall be applied either to the replacement or repair thereof or as a payment on account of the Obligations.

3.10 Notification of Default. Immediately upon becoming aware of the existence of any condition or event which constitutes an Event of Default, or any condition or event which would upon notice or lapse of time, or both, constitute an Event of Default, Borrower shall give Bank written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto.

3.11 Notification of Material Litigation. Borrower will immediately notify the Bank in writing of any litigation or of any investigative proceedings of a governmental agency or authority commenced or threatened against it which would or might be materially adverse to the financial condition of Borrower or any guarantor of the Obligations.

3.12 Pension Plans. With respect to any pension or benefit plan maintained by Borrower, or to which Borrower contributes ("Plan"), the benefits under which are guarantied, in whole or in part, by the Pension Benefit Guaranty Corporation created by the Employee Retirement Income Security Act of 1974, P.L. 93-406, as amended ("ERISA") or any governmental authority succeeding to any or all of the functions of the Pension Benefit Guaranty Corporation ("Pension Benefit Guaranty Corporation"), Borrower will (a) fund each Plan as required by the provisions of Section 412 of the Internal Revenue Code of 1986, as amended; (b) cause each Plan to pay all benefits when due; (c) furnish Bank (i) promptly with a copy of any notice of each Plan's termination sent to the Pension Benefit Guaranty Corporation (ii) no later than the date of submission to the Department of Labor or to the Internal Revenue Service, as the case may be, a copy of any request for waiver from the funding standards or extension of the amortization periods required by Section 412 of the Internal Revenue Code of 1986, as amended and (iii) notice of any Reportable Event as such term is defined in ERISA; and (d) subscribe to any contingent liability insurance provided by the Pension Benefit Guaranty Corporation to protect against employer liability upon termination of a guarantied pension plan, if available to Borrower.

4. NEGATIVE COVENANTS

4.1 Financial Covenants. The Borrower will not at any time or during any fiscal period (as applicable) fail to be in compliance with any of the financial covenants in this section. For the purposes of this section, if the Borrower has any subsidiaries, all references to the Borrower shall include the Borrower and all of its subsidiaries on a consolidated basis.

(a)	Definitions. The following definitions shall apply to this Section:

(i) "Current Maturity of Long-Term Debt" ("CMLTD") shall mean, for any period, the current scheduled principal or capital lease payments required to be paid during the applicable period.

(ii) "Distributions" shall mean all cash dividends to shareholders, and all cash distributions to shareholders of Subchapter S corporations, to partners of partnerships, to members of limited liability companies or to beneficiaries of trusts.

(iii) "Earnings" shall mean earnings as defined under GAAP.

(iv) "EBITDA" shall mean, for any period, Earnings from continuing operations before payment of federal, state and local income taxes, plus Interest Expense, depreciation and amortization, in each case for such period, computed and calculated in accordance with GAAP.

(v) "GAAP" shall mean generally accepted accounting principles in effect from time to time in the United States.

(vi) "Interest Expense" shall mean, for any period, ordinary, regular, recurring and continuing expenses for interest on all borrowed money.

(b)
EBITDA (after Distributions) to CMLTD plus Interest Expense. The Borrower and Premier Oncology of Nassau, P.C. shall not permit the ratio of its combined EBITDA after Distributions to CMLTD plus Interest Expense to be less than 1.00 to 1.0 for any fiscal year.

4.2 Limitations on Indebtedness. Borrower shall not hereafter issue any evidence of indebtedness or create, assume, guarantee, become contingently liable for, or suffer to exist indebtedness in addition to indebtedness to the Bank, except indebtedness or liabilities of Borrower, other than for money borrowed, incurred or arising in the ordinary course of business.

4.3 Sale of Interest. There shall not be any sale or transfer of ownership of any interest in the Borrower without the Bank’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.

4.4 Loans or Advances. Borrower shall not make any loans or advances to any individual, partnership, corporation, limited liability company, trust, or other organization or person, including without limitation its officers and employees; provided, however, that Borrower may make advances to its employees, including its members, officers, with respect to expenses incurred or to be incurred by such employees in the ordinary course of business which expenses are reimbursable by Borrower; and provided further, however, that Borrower may extend credit in the ordinary course of business in accordance with customary trade practices[ or make advances to Premier Oncology of Nassau, P.C. pursuant to the Administrative Services Agreement between Borrower and the P.C.].

4.5 Distributions. Borrower shall not, without prior written permission of the Bank, make any distribution to any of Borrower's members or managers in cash or in property or redeem, purchase or otherwise acquire, directly or indirectly, any interests, provided, so long as Borrower is not in default hereunder, distributions may be made to the members of Borrower in such amounts pursuant to the applicable provisions of Borrower’s Operating Agreement.

4.6 Investments. The Borrower shall not make investments in, or advances to, any individual, partnership, corporation, limited liability company, trust or other organization or person other than as previously specifically consented to in writing by the Bank. The Borrower will not purchase or otherwise invest in or hold securities, nonoperating real estate or other nonoperating assets or purchase all or substantially all the assets of any entity other than as previously specifically consented to in writing by the Bank.

4.7 Merger. Borrower shall not merge or consolidate or be merged or consolidated with or into any other entity.

4.8 Capital Expenditures. The Borrower shall not, directly or indirectly, make or commit to make capital expenditures by lease, purchase, or otherwise, except in the ordinary and usual course of business or for the purpose of replacing machinery, equipment or other personal property which, as a consequence of wear, duplication or obsolescence, is no longer used or necessary in the Borrower's business.

4.9 Sale of Assets. Borrower shall not sell, lease or otherwise dispose of any of its assets, except in the ordinary and usual course of business or, except for the purpose of replacing machinery, equipment or other personal property which, as a consequence of wear, duplication or obsolescence, is no longer used or necessary in the Borrower's business, provided that fair consideration is received therefor; provided, however, in no event shall the Borrower sell, lease or otherwise dispose of any equipment purchased with the proceeds of any Loans made by the Bank.

4.10 Restriction on Liens. Borrower shall not grant any security interest in, or mortgage of, any of its properties or assets., except with respect to equipment acquired by it in the ordinary usual course of its business Borrower shall not enter into any agreement with any person other than the Bank that prohibits the Borrower from granting any security interest in, or mortgage of, any of its properties or assets.

4.11 Other Business. Borrower shall not engage in any business other than the business in which it is currently engaged or a business reasonably allied thereto.

4.12 Change of Name, etc. Borrower shall not change its legal name or the State or the type of its formation, without giving the Bank at least 30 days prior written notice thereof.

5. DEFAULT

5.1 Default. "Event of Default" shall mean the occurrence of one or more of any of the following events:

(a)
default of any liability, obligation, covenant or undertaking of the Borrower or any guarantor of the Obligations to the Bank, hereunder or otherwise, including, without limitation, failure to pay in full and when due any installment of principal or interest or default of the Borrower or any guarantor of the Obligations under any other Loan Document or any other agreement with the Bank, beyond any applicable cure period (Borrower shall be entitled to notice of any default hereunder, and a 30-day period to cure any such default before it becomes an Event of Default hereunder other than payment defaults under any note which will be governed by the terms of such note);

(b)	failure of the Borrower or any guarantor of the Obligations to maintain aggregate collateral security value reasonably satisfactory to the Bank;

(c)	default of any material liability, obligation or undertaking of the Borrower or any guarantor of the Obligations to any other party;

(d)
if any statement, representation or warranty heretofore, now or hereafter made by the Borrower or any guarantor of the Obligations in connection with this Agreement or in any supporting financial statement of the Borrower or any guarantor of the Obligations shall be determined by the Bank to have been false or misleading in any material respect when made;

(e)
if the Borrower or any guarantor of the Obligations is a corporation, trust, partnership or limited liability company, the liquidation, termination or dissolution of any such organization, or the merger or consolidation of such organization into another entity, or its ceasing to carry on actively its present business or the appointment of a receiver for its property;

(f)
the death of the Borrower or any guarantor of the Obligations and, if the Borrower or any guarantor of the Obligations is a partnership or limited liability company, the death of any partner or member with an ownership interest of more than ten percent (10%);

(g)
the institution by or against the Borrower or any guarantor of the Obligations of any proceedings under the Bankruptcy Code 11 USC §101 et seq. or any other law in which the Borrower or any guarantor of the Obligations is alleged to be insolvent or unable to pay its debts as they mature, or the making by the Borrower or any guarantor of the Obligations of an assignment for the benefit of creditors or the granting by the Borrower or any guarantor of the Obligations of a trust mortgage for the benefit of creditors;

(h)	the service upon the Bank of a writ in which the Bank is named as trustee of the Borrower or any guarantor of the Obligations;

(i)
a judgment or judgments for the payment of money shall be rendered against the Borrower or any guarantor of the Obligations, and any such judgment shall remain unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution;

(j)
any levy, lien (including mechanics lien), seizure, attachment, execution or similar process shall be issued or levied on any of the property of the Borrower or any guarantor of the Obligations and shall not be satisfied within thirty days thereafter;

(k)	the termination or revocation of any guaranty of the Obligations; or

(l)
the occurrence of such a change in the condition or affairs (financial or otherwise) of the Borrower or any guarantor of the Obligations, or the occurrence of any other event or circumstance, such that the Bank, in its sole discretion, deems in good faith that it is insecure or that the prospects for timely or full payment or performance of any obligation of the Borrower or any guarantor of the Obligations to the Bank has been or may be impaired.

5.2 Acceleration. If an Event of Default shall occur, at the election of the Bank, all Obligations shall become immediately due and payable without notice or demand, except with respect to Obligations payable on DEMAND, which shall be due and payable on DEMAND, whether or not an Event of Default has occurred.

5.3 Nonexclusive Remedies. All of the Bank’s rights and remedies not only under the provisions of this Agreement but also under any other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by the Bank at such time or times and in such order of preference as the Bank in its sole discretion may determine.

6. MISCELLANEOUS

6.1 Waivers. The Borrower waives notice of intent to accelerate, notice of acceleration, notice of nonpayment, demand, presentment, protest or notice of protest of the Obligations, and all other notices, consents to any renewals or extensions of time of payment thereof (except as otherwise provided herein), and generally waives any and all suretyship defenses and defenses in the nature thereof.

6.2 Waiver of Homestead. To the maximum extent permitted under applicable law, the Borrower hereby waives and terminates any homestead rights and/or exemptions respecting any of its property under the provisions of any applicable homestead laws, including without limitation, Section 5206 of the Civil Practice Law and Rules of New York.

6.3 Severability. If any provision of this Agreement or portion of such provision or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

6.4 Deposit Collateral. The Borrower hereby grants to the Bank a continuing lien and security interest in any and all deposits or other sums at any time credited by or due from the Bank or any Bank Affiliate to the Borrower and any cash, securities, instruments or other property of the Borrower in the possession of the Bank or any Bank Affiliate, whether for safekeeping or otherwise, or in transit to or from the Bank or any Bank Affiliate (regardless of the reason the Bank or Bank Affiliate had received the same or whether the Bank or Bank Affiliate has conditionally released the same) as security for the full and punctual payment and performance of all of the liabilities and obligations of the Borrower to the Bank or any Bank Affiliate and such deposits and other sums may be applied or set off against such liabilities and obligations of the Borrower to the Bank or any Bank Affiliate at any time, whether or not such are then due, whether or not demand has been made and whether or not other collateral is then available to the Bank or any Bank Affiliate.

6.5 Indemnification. The Borrower shall indemnify, defend and hold the Bank and any Bank Affiliate and their directors, officers, employees, agents and attorneys (each an "Indemnitee") harmless of and from any claim brought or threatened against any Indemnitee by the Borrower, any guarantor or endorser of the Obligations, or any other person (as well as from reasonable attorneys' fees and expenses in connection therewith) on account of the Bank’s relationship with the Borrower, or any guarantor or endorser of the Obligations (each of which may be defended, compromised, settled or pursued by the Bank with counsel of the Bank’s election, but at the expense of the Borrower), except for any claim arising out of the gross negligence or willful misconduct of the Bank. The within indemnification shall survive payment of the Obligations, and/or any termination, release or discharge executed by the Bank in favor of the Borrower.

6.6 Costs and Expenses. The Borrower shall pay to the Bank on demand any and all costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements, court costs, litigation and other expenses) incurred or paid by the Bank in establishing, maintaining, protecting or enforcing any of the Bank’s rights or the Obligations, including, without limitation, any and all such costs and expenses incurred or paid by the Bank in defending the Bank’s security interest in, title or right to any collateral or in collecting or attempting to collect or enforcing or attempting to enforce payment of any Obligation.

6.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

6.8 Complete Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding between and among the parties hereto relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings among the parties hereto with respect to such subject matter and may not be modified, amended or waived, except pursuant to a written instrument signed by the party to be bound thereby.

6.9 Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, and shall remain in full force and effect (and the Bank shall be entitled to rely thereon) until released in writing by the Bank. The Bank may transfer and assign this Agreement and deliver it to the assignee, who shall thereupon have all of the rights of the Bank; and the Bank shall then be relieved and discharged of any responsibility or liability with respect to this Agreement. The Borrower may not assign or transfer any of its rights or obligations under this Agreement. Except as expressly provided herein or in the other Loan Documents, nothing, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

6.10 Further Assurances. Borrower will from time to time execute and deliver to Bank such documents, and take or cause to be taken, all such other or further action, as Bank may request in order to effect and confirm or vest more securely in Bank all rights contemplated by this Agreement and the other Loan Documents (including, without limitation, to correct clerical errors) or to comply with applicable statute or law.

6.11 Amendments and Waivers. This Agreement may be amended and Borrower may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if Borrower shall obtain the Bank’s prior written consent to each such amendment, action or omission to act. No course of dealing and no delay or omission on the part of Bank in exercising any right hereunder shall operate as a waiver of such right or any other right and waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy of Bank on any future occasion.

6.12 Terms of Agreement. This Agreement shall continue in full force and effect so long as any Obligations or obligation of Borrower to Bank shall be outstanding, or the Bank shall have any obligation to extend any financial accommodation hereunder, and is supplementary to each and every other agreement between Borrower and Bank and shall not be so construed as to limit or otherwise derogate from any of the rights or remedies of Bank or any of the liabilities, obligations or undertakings of Borrower under any such agreement, nor shall any contemporaneous or subsequent agreement between Borrower and the Bank be construed to limit or otherwise derogate from any of the rights or remedies of Bank or any of the liabilities, obligations or undertakings of Borrower hereunder, unless such other agreement specifically refers to this Agreement and expressly so provides.

6.13 Notices. Any notice, consent or other communication required under or pursuant to this Agreement shall be a signed writing or other authenticated record (within the meaning of Article 9 of the Code). Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to any party hereto at the address for such party as set forth herein, or at such other address as any party may from time to time designate in written notice received by the other parties hereto; provided, however, that in order for any notice to the Bank to be deemed effective, a duplicate notice shall be separately delivered to the Bank at the current office address of the Bank officer primarily responsible for the customer account to which this document relates (which address will be furnished to Borrower by the Bank in writing). Copies of any such notices, demands, or other communications required hereunder shall be sent to The Sagemark Companies, Ltd., 1285 Avenue of the Americas, 35th Floor, New York, New York 10019, Attn: Ron Lipstein, Chief Executive Officer. Copies of notices, demands or other communications to Borrower hereunder shall be sent to Robert L. Blessey, Esq., 51 Lyon Ridge Road, Katonah, New York 10536 and Margo E. Bader, Esq., c/o m powermed, 1 Lethbridge Plaza, Route 17 North, Suite 20, Mahwah, New Jersey 07430. Any such demand or notice shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by certified mail return receipt requested or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service. Notice by e-mail is not valid notice under this or any other agreement between the undersigned parties.

6.14 Governing Law. This Agreement has been executed or completed and/or is to be performed in New York, and it and all transactions thereunder or pursuant thereto shall be governed as to interpretation, validity, effect, rights, duties and remedies of the parties thereunder and in all other respects by the laws of New York without giving effect to the conflicts of laws principles thereof.

6.15 Reproductions. This Agreement and all documents which have been or may be hereinafter furnished by Borrower to the Bank may be reproduced by the Bank by any photographic, photostatic, microfilm, xerographic or similar process, and any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business).

6.16 Jurisdiction and Venue. Borrower irrevocably submits to the nonexclusive jurisdiction of any Federal or state court sitting in New York, over any suit, action or proceeding arising out of or relating to this Agreement. Borrower irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Borrower hereby consents to any and all process which may be served in any such suit, action or proceeding, (i) by mailing a copy thereof by registered and certified mail, postage prepaid, return receipt requested, to the Borrower's address shown in this Agreement or as notified to the Bank and (ii) by serving the same upon the Borrower in any other manner otherwise permitted by law, and agrees that such service shall in every respect be deemed effective service upon Borrower.

6.17 JURY WAIVER. THE BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, (A) WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE OBLIGATIONS, ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND (B) AGREE NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE, OR HAS NOT BEEN, WAIVED. THE BORROWER CERTIFIES THAT NEITHER THE BANK NOR ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

Executed as of November 5, 2007.

Witness:	Borrower: PREMIER ONCOLOGY MANAGEMENT OF NASSAU, LLC

By: /s/ David Greenblatt David Greenblatt, Manager

Accepted: Manufacturers and Traders Trust Company

By: /s/ Jennifer J. Kooney
Name: Jennifer J. Kooney
Title: Vice President

EXHIBIT A
BORROWING BASE CERTIFICATE

Date: November 5, 2007

To:	Manufacturers and Traders Trust Company (the "Bank")

Re:
Revolving Loans evidenced by that certain Revolving Demand Note, dated November 5, 2007 (the "Revolving Note"), by PREMIER ONCOLOGY MANAGEMENT OF NASSAU, LLC in favor of the Bank in the face amount of $500,000.00 (the "Revolving Loans").

Computation of Borrowing Base

PREMIER ONCOLOGY MANAGEMENT OF NASSAU, LLC:

(a)	Gross Accounts Receivable		$
	plus: Sales		+
	less: Credits/Returns		-
	less: Receipts		-
(b)	New Accounts Receivable		$
	Less: Over 90 Days	$
	Concentrations	$
	Contras	$
	Disputes	$
	Related Entity	$
	Bill and Hold	$
	Unsatisfactory Credit	$
	Other	$
(c)	Total Ineligible	$
(d)	Eligible Accounts Receivable - (b)-(c)		$
(e)	Approved Advance Percentage		75%
(f)	Borrowing Value of Accounts Receivable - (d)x(e)			$
(g)	Borrowing Base of PREMIER ONCOLOGY MANAGEMENT OF NASSAU, LLC - Line (f)			$
(h)	Maximum Amount of Revolving Loans		$500,000.00
(i)	Outstanding Amount of Revolving Loans		$
(j)	Net Amount Available (Due) - Lesser of (g or (h))-(i)			$

In connection with the Revolving Loans the undersigned PREMIER ONCOLOGY MANAGEMENT OF NASSAU, LLC has executed and delivered a certain Loan Agreement, dated November 5, 2007 (the "Loan Agreement"), pursuant to which Bank has agreed to make the Revolving Loans on the conditions set forth in the Loan Agreement including, without limitation, that the undersigned execute and deliver to the Bank this Certificate from time to time. Terms used in this Certificate shall have the same meaning as ascribed thereto in the Loan Agreement. For purposes of inducing Manufacturers and Traders Trust Company to make Revolving Loans pursuant to the terms of the Loan Agreement, the undersigned hereby certifies that the foregoing statement is true and correct and in accordance with the books and records of the PREMIER ONCOLOGY MANAGEMENT OF NASSAU, LLC and such collateral is available as acceptable Collateral for Revolving Loans in accordance with the representations and warranties set forth in the Loan Agreement and as of the date hereof no Event of Default, or event which after notice or lapse of time or both would be an Event of Default under the Revolving Note or the Loan Agreement has occurred. The outstanding Revolving Loan Amount reflects our indebtedness under the Loan Agreement subject to changes by Manufacturers and Traders Trust Company.

PREMIER ONCOLOGY MANAGEMENT OF NASSAU, LLC By: /s/ David Greenblatt. David Greenblatt, Manager